SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No.   )


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         BANCORP RHODE ISLAND, INC.
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
   [x]   No fee required
   [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1) Title of each class of securities to which transaction applies:

               ------------------------------------------------------------
         (2)   Aggregate number of securities to which transaction applies:

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         (3)   Per unit price or other underlying value of transaction
               computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (5)   Total fee paid:

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   [ ]   Fee paid previously with preliminary materials.
   [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount previously paid:

               ------------------------------------------------------------
         (2)   Form, Schedule or Registration Statement No.:

               ------------------------------------------------------------
         (3)   Filing party:

               ------------------------------------------------------------
         (4)   Date Filed:

               ------------------------------------------------------------

                              BANCORPRI [LOGO]
                          BANCORP RHODE ISLAND, INC.


                                                             April 14, 2006





Dear Shareholder:

      You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Bancorp Rhode Island, Inc. to be held at the Hotel Providence, 311 Westminster Street, Providence, Rhode Island 02903, on Wednesday, May 17, 2006 at 10:00 a.m.

      The official Notice of Annual Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Annual Meeting are more fully described in the Proxy Statement. I encourage you to take the time to review the Proxy Statement.

      It is important that your shares be represented and voted at the Annual Meeting. Accordingly, regardless of whether or not you plan to attend the meeting, please sign and date the enclosed proxy form and return it in the enclosed postage paid envelope, so that your shares may be represented at the meeting. If you decide to attend the meeting you may revoke your proxy and vote your shares yourself.

      Thank you for your consideration. I look forward to seeing you.

                                       Very truly yours,

                                       /s/ Malcolm G. Chace

                                       Malcolm G. Chace
                                       Chairman

                         BANCORP RHODE ISLAND, INC.
                            One Turks Head Place
                       Providence, Rhode Island 02903


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     To Be Held Wednesday, May 17, 2006


To the Shareholders of Bancorp Rhode Island, Inc.:

      The Annual Meeting of Shareholders of Bancorp Rhode Island, Inc. (the "Meeting"), a Rhode Island corporation (the "Company"), will be held at the Hotel Providence, 311 Westminster Street, Providence, Rhode Island 02903 on Wednesday, May 17, 2006, at 10:00 a.m. local time, for the following purposes:

      1.    To elect five Class I Directors to serve until 2009;

      2. To consider and act upon a proposal to amend the Company's Amended and Restated Non-Employee Director Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 25,000 shares;

      3. To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent auditors for the Company; and

      4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

      The Board of Directors of the Company has fixed the close of business on March 31, 2006 as the record date for the determination of Shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof. The stock transfer books will not be closed.

      All Shareholders are cordially invited and urged to attend the Meeting. PLEASE SIGN, DATE AND RETURN THE PROXY EVEN THOUGH YOU PLAN TO ATTEND THE MEETING. Upon your arrival your proxy will be returned to you if you desire to revoke it or vote in person. Your attendance in person is encouraged, but should anything prevent your attendance in person, your presence by proxy will still allow your shares to be voted.

                                       By Order of the Board of Directors

                                       /s/ Margaret D. Farrell

                                       Margaret D. Farrell, Secretary

April 14, 2006

                         BANCORP RHODE ISLAND, INC.
                            One Turks Head Place
                       Providence, Rhode Island 02903

                               PROXY STATEMENT

      This Proxy Statement is being furnished to the holders of Common Stock (the "Shareholders") of Bancorp Rhode Island, Inc., a Rhode Island corporation ("Bancorp"), in connection with the solicitation of proxies by the Board of Directors of Bancorp for the Annual Meeting of Shareholders of Bancorp (the "Meeting") to be held at the Hotel Providence, 311 Westminster Street, Providence, Rhode Island on Wednesday, May 17, 2006 at 10:00 a.m. local time, and at any adjournments and postponements thereof. This Proxy Statement and the related proxy form are being mailed on or about April 14, 2006 to holders of record of Bancorp's Common Stock on March 31, 2006. As used herein, the "Company" means both Bancorp and Bank Rhode Island, a Rhode Island financial institution (the "Bank"), the only significant operating subsidiary of Bancorp.

                     ACTION TO BE TAKEN UNDER THE PROXY

      A proxy for use at the Meeting is enclosed. Subject to such revocation or suspension, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Meeting in accordance with the instructions on the proxy. If no instructions are specified with regard to the matters to be acted upon, the proxy holders will vote FOR approval of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by any Shareholder who attends the Meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of Bancorp. The Secretary of Bancorp is Margaret D. Farrell, and any revocation should be filed with her c/o Hinckley, Allen & Snyder LLP, 1500 Fleet Center, Providence, Rhode Island 02903.

      A proxy may confer discretionary authority to vote with respect to any matter to be presented at the Meeting which management does not know of a reasonable time before the date hereof. Management does not know of any such matter which may come before the Meeting and which would be required to be set forth in this Proxy Statement or the related proxy form. If any other matter is properly presented to the Meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

                       PERSONS MAKING THE SOLICITATION

      The Board of Directors of Bancorp is soliciting these proxies. Bancorp will bear the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in the solicitation of proxies for the Meeting. Bancorp contemplates that proxies will be solicited principally through the use of the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation therefor. Although there is no formal agreement to do so, Bancorp may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, Bancorp may utilize the services of individuals or companies not regularly employed by the Company in connection with the solicitation of proxies, if management of Bancorp determines that this is advisable.

                              VOTING SECURITIES

      Holders of record of Bancorp's common stock, par value $.01 per share (the "Common Stock"), at the close of business on March 31, 2006, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. As of the close of business on March 31, 2006, Bancorp had outstanding 4,757,036 shares of Common Stock entitled to vote. Holders of the Common Stock are entitled to one vote for each share held on the matters properly presented at the Meeting.

      The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. A plurality of votes cast is required to elect the directors. All other proposals to be voted upon at the Meeting will require the affirmative vote of holders of a majority of the Common Stock present in person or represented by proxy at the Meeting. Abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on the matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.


                               PROPOSAL NO. 1
                            ELECTION OF DIRECTORS

      Bancorp's Articles of Incorporation provide that the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, and as nearly equal as possible. The Board of Directors currently consists of 15 persons, of whom five are designated as Class I Directors, five as Class II Directors and five as Class III Directors. Directors serve staggered three year terms and until their successors are duly elected and qualified or until the director's earlier resignation or removal.

      At the Meeting, five Class I Directors are to be elected to serve until the 2009 annual meeting and until their successors are duly elected and qualified. The Directors of Bancorp also serve as directors of the Bank. All nominees are currently directors of both Bancorp and the Bank. The Board of Directors has reviewed the relationship that each director has with the Company and with other parties, and affirmatively determined that all directors, other than Ms. Sherman, are independent as defined under the Nasdaq listing standards.

      Unless authority to do so has been withheld or limited in a proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates FOR the election of the five nominees named below to the Board of Directors as Class I Directors. If any nominee named below is not available for election to the Board of Directors at the time of the Meeting, it is the intention of the persons named as proxies to act to fill that office by voting the shares to which a proxy relates FOR the election of such person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as the proxies may in their discretion determine, unless authority to do so has been withheld or limited in the proxy. The Board of Directors anticipates that each of the nominees will be available to serve if elected.

The Board of Directors recommends a vote "FOR" the election of the nominees for election as directors.

      The following table sets forth certain information for both the five nominees for election as Class I Directors (the "Nominees"), and for those Class II and Class III Directors whose terms expire at the annual meetings of Bancorp's Shareholders in 2007 and 2008, respectively.

NOMINEES FOR CLASS I DIRECTOR (Term to Expire 2009)


                                                                                   Year First
                                               Business Experience                   Became
Name                      Age                  During Past 5 Years                  Director
----                      ---                  -------------------                 ----------

Karen Adams               50      Television news anchor for WPRI-TV (Sunrise         2002
                                  Television Corp.) since 1989.

Meredith A. Curren        46      Chief Executive Officer and Principal of Pease      2002
                                  & Curren, Inc. (precious metals) since 1990.
                                  Also, a Trustee of Ocean State Tax Exempt Fund.

Bogdan Nowak              42      President of Rhode Island Novelty, Inc. since       2002
                                  1986 and President of Chemical Light
                                  Technologies, Inc. since 1995.

Cheryl W. Snead           47      President and Chief Executive Officer of            1996
                                  Banneker Industries, Inc. (manufacturing,
                                  assembly and packaging and logistics management)
                                  since 1991.

John A. Yena              65      Vice Chairman of the Board of each of Bancorp       1996
                                  and the Bank since July 2003. Chairman of the
                                  Board of Johnson & Wales University since June
                                  2004. Previously Chief Executive Officer of
                                  Johnson & Wales University from July 1989 to
                                  June 2004.

CLASS II DIRECTORS CONTINUING IN OFFICE (Term to Expire 2007)

                                                                                   Year First
                                               Business Experience                   Became
Name                      Age                  During Past 5 Years                  Director
----                      ---                  -------------------                 ----------

John R. Berger            62      Business consultant since 1994. Prior thereto,      1997
                                  Executive Vice President and Director of
                                  Mergers and Acquisitions (1993-94) and
                                  Executive Vice President and Chief Investment
                                  Officer (1985-93) for Shawmut National
                                  Corporation.

Karl F. Ericson           72      Business consultant and certified public            1996
                                  accountant. From 1970 through 1990, a partner
                                  of KPMG LLP.

Margaret D. Farrell       56      Partner of Hinckley, Allen & Snyder LLP (law        1996
                                  firm) since 1981.

Mark R. Feinstein         50      President of Northeast Management Inc. (video       1996
                                  store franchisee) since 1991.

Pablo Rodriguez, M.D.     51      President of Women's Care, Inc. (medical            2003
                                  services) since 1987.

CLASS III DIRECTORS CONTINUING IN OFFICE (Term to Expire 2008)


                                                                                   Year First
                                               Business Experience                   Became
Name                      Age                  During Past 5 Years                  Director
----                      ---                  -------------------                 ----------

Anthony F. Andrade        58      President of A&H Composition and Printing,          1996
                                  Inc. and former President of Universal Press
                                  Graphics, Inc. until his retirement in April
                                  1997.

Malcolm G. Chace          71      Chairman of the Board of each of Bancorp and        1996
                                  the Bank since their formation. Chairman of
                                  Mossburg Industries, Inc. (plastics manufacturer
                                  and packaging) and of Southeastern New England
                                  Shipbuilding Corporation (SENESCO Marine)
                                  (manufacturer of double-hulled barges). Also, a
                                  director of Berkshire Hathaway, Inc.

Ernest J. Chornyei, Jr.   63      Business consultant since February 2000.            1996
                                  Prior thereto, Chairman of the Board of Bradford
                                  Dyeing Association, Inc. (textiles) in Westerly,
                                  Rhode Island.

Edward J. Mack II         47     President and owner of Tri-Mack Plastics             2002
                                 Manufacturing Company (engineering, design and
                                 manufacture of custom high performance plastic
                                 parts) since 1990.

Merrill W. Sherman        57     President and Chief Executive Officer of each        1996
                                 of Bancorp and the Bank since their formation.
                                 Also, a director of the Providence Journal Co.,
                                 a subsidiary of Belo Corp.

* The dates of directorship before 2000 reflect the years in which certain of the directors were elected directors of the Bank, which was formed in 1996 and became a wholly-owned subsidiary of Bancorp on September 1, 2000.

Meetings and Committees

      General. The Bancorp Board of Directors met six times and the Bank's Board of Directors met twelve times during 2005. All Directors attended at least 75% of the Bancorp Board meetings and meetings of Bancorp committees on which such director serves. The Board of Directors has adopted a policy that requires members of the Board of Directors to make every effort to attend each annual Shareholders meeting. All members of the Board of Directors attended the 2005 Annual Shareholders Meeting.

      The Bancorp Board of Directors currently has five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, the Board Governance and Nominating Committee and a Technology and Operations Committee, which was formed in February 2006. The members and chairs of each of those committees are appointed each year. Each member of the Bancorp Executive, Audit and Compensation Committees is also a member of the corresponding committee of the Bank. No member of the Audit, Compensation or Board Governance and Nominating Committee is an employee of Bancorp or its subsidiaries and all are independent as defined under the applicable Nasdaq listing standards and Securities and Exchange Commission ("SEC") rules. In addition to the Committees noted above, the Bank has a Directors' Loan Committee.

      Each of the Audit, Compensation and Board Governance and Nominating Committees has a written charter approved by the Board of Directors. A copy of each charter is available on the Company's website at www.bankri.com under "Investor Relations - Corporate Governance".

      Executive Committee. The Executive Committee is authorized to exercise all the powers of the Board in the management of the business and affairs of the Company while the Board is not in session, subject to certain limitations set forth in Bancorp's Articles of Incorporation and the Bank's Agreement to Form. The current members of the Executive Committee are Malcolm G. Chace (Chairman), Karl F. Ericson, Margaret D. Farrell, Merrill W. Sherman and John A. Yena. The Executive Committee held one meeting in fiscal year 2005.

      Audit Committee. The Audit Committee assists the Board of Directors in overseeing the integrity of the Company's financial reports; the Company's compliance with legal and regulatory requirements; the qualifications and independence of the Company's independent accountants; and the performance of the Company's internal audit function and independent accountants. The Audit Committee is responsible for appointing, setting the compensation and overseeing the Company's independent accountants. The Audit Committee meets each quarter with the Company's independent accountants and management, to review the Company's interim financial results before the publication of quarterly earnings press releases. The Audit Committee also meets separately each quarter with the independent accountants and management. The Audit Committee reviews the adequacy of the Company's internal controls and summaries of regulatory examinations to assess the Company's program for complying with laws and regulations. The Audit Committee also oversees and approves the selection and performance of the Chief Auditor and reviews and approves the Company's internal audit plan. The current members of the Audit Committee are Karl F. Ericson (Chairman), Ernest J. Chornyei, Jr., Meredith A. Curren and Cheryl
W. Snead. The Board of Directors has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the Nasdaq listing standards and are independent as defined under the Nasdaq listing requirements and applicable SEC rules. Additionally, the Board of Directors has determined that Karl F. Ericson qualifies as an "audit committee financial expert" as defined by the SEC rules. The Audit Committee held six meetings in fiscal year 2005.

      Compensation Committee. The Compensation Committee assists the Board of Directors in discharging the Board's responsibilities relating to director and executive compensation. The Compensation Committee's responsibilities include establishing and reviewing the Company's executive and director compensation philosophy, strategies, plans and policies, making recommendations to the Board of Directors with respect to the design of the Company's incentive compensation plans and equity based plans and overseeing generally the administration of such plans, evaluating the performance and determining the compensation of the Chief Executive Officer ("CEO") and advising and assisting the CEO in formulating and implementing programs to facilitate the selection and development of other key managers. The Compensation Committee also reviews and approves the compensation of other executive officers of the Company and discharges duties assigned to it under various benefit and compensation plans. The Compensation Committee is composed of five members, each of whom is independent as defined under applicable Nasdaq listing requirements. The current members of the Compensation Committee are John R. Berger (Chairman), Anthony F. Andrade, Meredith A. Curren, Edward J. Mack, II and Pablo Rodriguez, M.D. The Compensation Committee held five meetings in fiscal year 2005.

      Board Governance and Nominating Committee. The Board Governance and Nominating Committee is responsible for: identifying individuals qualified to be members of the Board of Directors and recommending such individuals to be nominated by the Board of Directors for election to the Board of Directors by the Shareholders; developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory or other requirements; and monitoring and reviewing any other corporate governance matters which the Board of Directors may refer to the committee from time to time. The Board Governance and Nominating Committee is composed of four members, each of whom is independent as defined under applicable Nasdaq listing requirements. The current members of the Board Governance and Nominating Committee are Malcolm G. Chace (Chairman), Margaret D. Farrell, Bogdan Nowak and John A. Yena. The Board Governance and Nominating Committee held two meetings in fiscal year 2005.

      Technology and Operations Committee. The Technology and Operations Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities in respect of the overall role and use of technology throughout the Company and ensuring that the Company's technology programs and operational processes effectively support the Company's business objectives and strategies. The Technology and Operations Committee is comprised of three independent outside directors and the Chief Operating Officer of the Bank. The current members of the Technology and Operations Committee are Edward J. Mack, II (Chairman), Ernest J. Chornyei, John R. Berger and Jeffrey W. Angus. The Technology and Operations Committee was formed in early 2006.

Nomination of Directors

The Board Governance and Nominating Committee considers suggestions from many sources, including Shareholders, regarding possible candidates for director. The Board of Directors has adopted a policy that requires consideration by the Board Governance and Nominating Committee of nominations submitted by a Shareholder or group of Shareholders that beneficially own more than 5% of Bancorp's Common Stock for at least one year as of the date the recommendation was made. The Board Governance and Nominating Committee does not set specific criteria for directors but believes the Company is well served when its directors bring to the Board of Directors a variety of experience and backgrounds, evidence of leadership in their particular fields, demonstrate the ability to exercise sound business judgment and independence of thought and have substantial experience in business and outside the business community in, for example, the academic or public communities. All candidates must possess integrity and a commitment to ethical behavior. The Company also strives to have all directors other than the CEO be independent within the meaning of applicable Nasdaq rules. The Board Governance and Nominating Committee must also ensure that members of the Board of Directors as a group maintain the requisite qualifications under the Nasdaq listing standards for populating the Audit, Compensation and Board Governance and Nominating Committees. The Board Governance and Nominating Committee considers Shareholder nominees for director in the same manner as nominees for director from other sources.

      Shareholders may send recommendations for director nominees to the Board Governance and Nominating Committee at the Company's offices at One Turks Head Place, Providence, Rhode Island 02903. Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director. In addition, Section
3.03 of Bancorp's By-Laws set forth specific procedures that, if followed, enable any Shareholder entitled to vote in the election of directors to make nominations directly at an annual meeting of Shareholders. These procedures include a requirement for written notice to the Company at least 60 days prior to the scheduled annual meeting and must contain the name and certain information concerning the nominee and the Shareholders who support the nominee's election. For the Bancorp annual meeting to be held in 2007, the notice deadline under the By-Laws is March 17, 2007. A copy of this By-Law provision may be obtained by writing to Bancorp Rhode Island, Inc.,
Attn: Investor Relations Department, One Turks Head Place, Providence, Rhode Island 02903.

Communications with the Board of Directors

      The Company's Board of Directors provides a process for Shareholders to communicate directly with the members of the Board of Directors or the individual chairman of standing committees. Any Shareholder who desires to contact one or more of the Company's non-management directors may send a letter to those individuals at the following address: c/o Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903. Communications are distributed to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

      *     Spam
      *     Junk mail and mass mailings
      *     Product inquiries
      *     New product suggestions
      *     Resumes and other forms of job inquiries
      *     Surveys
      *     Business solicitations or advertisements

In addition, material that the Company believes poses a security risk will be excluded, with the provisions that any communication that is filtered out must be made available to any outside director upon request.

Compensation of Directors

      Directors of the Company (other than Ms. Sherman) receive a combined annual retainer of $10,000 - $7,000 for service as a Bancorp director and $3,000 for service as a Bank director. Mr. Chace, as Chairman of the Board and Executive Committee receives an additional $4,000 annual retainer. Other Committee Chairmen receive the following retainers: Audit ($3,000); Compensation and Technology ($2,500); and all other Committees (other than the Executive Committee) ($2,000). Directors of the Company receive $200 for each Bancorp Board meeting attended, as well as $200 for each Bancorp Executive Committee and Compensation

Committee meeting attended and $600 for each Bancorp Audit Committee, Board Governance and Nominating Committee and Technology Committee meeting attended. In addition, directors receive $600 for each meeting of the Bank's Board of Directors, Executive Committee, Audit Committee or Compensation Committee attended, and $700 for each Directors' Loan Committee meeting attended.

      Under the Amended and Restated Non-Employee Director Stock Plan (the "Director Plan") approved by the Bank's shareholders at the 1998 annual meeting and assumed by Bancorp in connection with the reorganization of the Bank into a holding company structure on September 1, 2000 (the "Reorganization"), each non-employee director elected at the 1998 meeting received an option to purchase 1,500 shares of Common Stock, and each new non-employee director elected thereafter receives an option to purchase 1,000 shares of Common Stock as of the date of election to the Board. In addition, annual grants of options are made as of the date of each annual meeting of Shareholders to each non-employee director (other than a director who is first elected at or within six months of the meeting) to purchase 500 shares of Common Stock. All options have a ten-year term and an exercise price equal to the fair market value on the date of grant. Options may be exercised with cash, Common Stock, or both. Options vest six months after the grant date, unless automatically accelerated in the event of death, disability or a change in control.

      COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of 5% Beneficial Owners

      The following table sets forth certain information, as of March 31, 2006, regarding the beneficial owners of more than 5% of the outstanding common stock:


                                                         Amount of Securities        Percent
Name                                                    Beneficially Owned (a)    Ownership (b)
----                                                    ----------------------    -------------

Malcolm G. Chace (c)                                            545,255               11.5%
  c/o Point Gammon Corporation
  One Providence Washington Plaza, Providence, RI 02903

Century Capital Management.                                     291,626                6.1%
  100 Federal Street, 29th Floor, Boston MA 02110

Wellington Mgmt Co. LLP.                                        290,100                6.1%
  75 State Street, Boston MA 02109

Merrill W. Sherman (d)                                          282,885                5.9%
  c/o Bancorp Rhode Island, Inc.
  One Turks Head Place, Providence, RI 02903

Richard A. Grills                                               249,995                5.3%
  P.O. Box 539, Westerly, RI 02891

Mendon Capital Advisors Corp                                    246,155                5.2%
  150 Allens Creek Road, Rochester, New York 14618

-------------------
(a) All information is based upon ownership of record as reflected on the stock transfer books of the Company or as reported on Schedule 13G or
      Schedule 13D filed under Rule 13d-1 under the Securities Exchange Act of 1934.
(b) Percent ownership is based upon 4,757,036 shares of common stock outstanding as of March 31, 2006.
(c) Includes 530,255 shares held by trusts of which Mr. Chace, his spouse or an immediate family member is a co-trustee and has shared voting and investment power. Also includes 4,500 shares held by Mr. Chace's spouse, 10,000 shares held by a non-profit corporation and 500 shares that may be acquired pursuant to options. Mr. Chace disclaims any economic or beneficial interest in 20,950 shares which are held by trusts of which Mr. Chace is only trustee and not a beneficiary and the 10,000 shares held by a non-profit corporation with respect to which he has voting power but no pecuniary interest.
(d)   Includes 189,750 shares that may be acquired pursuant to options.

Security Ownership of Directors and Officers

      The following table sets forth certain information regarding the beneficial ownership of Bancorp's Common Stock as of March 31, 2006 by each director, each executive officer named in the Summary Compensation Table appearing on page 10 and all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.


                                         Amount of Securities      Percent
Name of Beneficial Owner                  Beneficially Owned    Ownership (a)
------------------------                 --------------------   -------------

Karen Adams (b)(c)                                3,775                *
Anthony F. Andrade (d)                           55,000               1.2%
John R. Berger (d)                                9,069                *
Malcolm G. Chace (e)                            545,255              11.5%
Ernest J. Chornyei, Jr. (d)(f)                  113,000               2.4%
Meredith A. Curren (b)                            3,300                *
James V. DeRentis (j)                            40,300                *
Karl F. Ericson (d)                              14,000                *
Margaret D. Farrell (d)(g)                        7,500                *
Mark R. Feinstein (d)                            18,500                *
Edward J. Mack II (b)                             3,175                *
Donald C. McQueen (k)                            57,581               1.2%
Bogdan Nowak (b)(l)                              23,800                *
Pablo Rodriguez, M.D. (b)                         3,000                *
Albert R. Rietheimer                              3,000                *
Merrill W. Sherman (h)                          282,885               5.9%
Linda H. Simmons (m)                             22,800                *
Cheryl W. Snead (d)                               5,510                *
John A. Yena (i)                                 10,000                *
All directors and executive officers
  as a group (19 individuals) (n)             1,171,869              24.6%

-------------------
*     Less than one percent.

(a) If applicable, beneficially owned shares include shares owned by the spouse, children and certain other relatives of the director or executive officer, as well as shares held by trusts of which the person is a trustee or in which he or she has a beneficial interest and shares acquirable pursuant to options which are presently or will become exercisable within 60 days. All information with respect to beneficial ownership has been furnished by the respective directors and executive officers.
(b)   Includes 2,500 shares that may be acquired pursuant to options.
(c)   Includes 325 shares held by Ms. Adams' spouse.
(d)   Includes 5,000 shares that may be acquired pursuant to options.
(e) Includes 530,255 shares held by trusts of which Mr. Chace, his spouse or an immediate family member is a co-trustee and has shared voting and investment power. Also includes 4,500 shares held by Mr. Chace's spouse, 10,000 shares held by a non-profit corporation and 500 shares that may be acquired pursuant to options. Mr. Chace disclaims any economic or beneficial interest in 20,950 shares which are held by trusts of which Mr. Chace is only trustee and not a beneficiary and the 10,000 shares held by a non-profit corporation with respect to which he has voting power but no pecuniary interest.
(f) Includes 108,000 shares held by a trust of which Mr. Chornyei is a beneficiary.
(g)   Includes 500 shares held by spouse's retirement plan.
(h)   Includes 189,750 shares that may be acquired pursuant to options.
(i)   Includes 1,500 shares that may be acquired pursuant to options.
(j)   Includes 39,200 shares that may be acquired pursuant to options.
(k)   Includes 27,375 shares that may be acquired pursuant to options.
(l) Includes 10,000 shares held by investment company of which Mr. Nowak is a control person.
(m)   Includes 22,800 shares that may be acquired pursuant to options.
(n)   Includes 309,750 shares that may be acquired pursuant to options.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than ten percent of Bancorp's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and any national securities exchange on which Bancorp's securities are registered. Based solely on a review of the copies of such forms furnished to Bancorp and written representations from the executive officers and directors, Bancorp believes that during 2005 its executive officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that Form 4s for each non-employee director were not timely filed in connection with the annual grant of options under the Director Plan.

                           EXECUTIVE COMPENSATION

      The following table summarizes the compensation paid or accrued by the Company to its Chief Executive Officer and each of its executive officers who earned more than $100,000 in salary and bonus in 2005 and were employed by the Company on December 31, 2005 and each former executive officer who would have been one of the four most highly compensated executive officers in 2005 but for the fact that such individual was no longer employed by the Company on December 31, 2005 (together, the "Named Executive Officers"), for the calendar years ending December 31, 2005, 2004 and 2003:

                         Summary Compensation Table


                                                                                       Long Term Compensation
                                                                                    ---------------------------
                                                                                        Awards        Payouts
                                                   Annual Compensation (a)          ---------------  ----------
                                           ---------------------------------------    Securities
                                                                    Other Annual      Underlying        LTIP         All Other
Name and Principal Position          Year  Salary($)(b)  Bonus($)  Compensation($)  Options/SARs(#)  Payouts($)  Compensation($)(c)
---------------------------          ----  ------------  --------  ---------------  ---------------  ----------  -------------------

Merrill W. Sherman                   2005    421,078     220,000      107,921(d)        13,200       152,537(d)        11,534
  (President and CEO of both         2004    425,034     246,000          ---           19,250           ---           11,095
  Bancorp and the Bank)              2003    386,100           0(e)       ---           18,900           ---           14,677

Donald C. McQueen(f)                 2005    222,270      50,000          ---            5,200           ---            9,119
  (Vice President and Assistant      2004    210,293     107,500          ---            9,350           ---            8,433
  Secretary of Bancorp and           2003    195,525           0(e)       ---            7,100           ---            8,288
  Executive Vice President and
  Chief Operating Officer of the
  Bank until November 2005; Vice
  President and Ass. Secretary
  of Bancorp and Chief Credit
  Officer of the Bank until
  January 2006)

Albert R. Rietheimer(g)              2005     99,000           0          ---            4,000           ---            6,942
  (Chief Financial Officer of        2004    179,495      69,200          ---            7,450           ---            7,670
  both Bancorp and the Bank and      2003    167,825           0(e)       ---            6,100           ---            6,774
  Treasurer of Bancorp until
  July 2005)

James V. DeRentis                    2005    189,116      94,000          ---            4,200           ---            7,532
  (Vice President of Bancorp         2004    166,998      69,200          ---            7,000           ---            6,920
  and Chief Business Officer         2003    148,435           0(e)       ---            5,400           ---            6,093
  of the Bank)

Linda H. Simmons (h)                 2005    212,847      94,000          ---           12,800           ---            3,284
  (Chief Financial Officer           2004     64,442      90,000(i)       ---           10,000           ---                0
  and Treasurer of both
  Bancorp and the Bank)

-------------------
(a) Any perquisites or other personal benefits received from the Company by the Named Executive Officer were substantially less than 10% of the individual's cash compensation.
(b) Includes portion of salary deferred under the 401(k) Plan and the Nonqualified Deferred Compensation Plan.
(c) Amounts paid in 2005 include the Company's contributions under the Company's 401(k) Plan in the amounts of $8,400, $8,400, $6,458, $7,229 and $3,284 and imputed income resulting from premiums paid by the Company with respect to split dollar life insurance purchased for such executives in the amounts of $3,134, $719, $483, $303 and $936 for Ms.
      M. Sherman, Messrs. D. McQueen, A. Rietheimer and J. DeRentis and Ms. Simmons, respectively.
(d) On January 1, 2005, 50% of the 7,700 shares of restricted stock granted to Ms. Sherman under a Restricted Stock Agreement entered into with the Company in 2001 vested. The value of such shares equals $152,537 based upon the current share price of the Company's shares on the vesting date. In connection with this vesting, the Company made a "gross-up" payment in the amount of $107,921 for income taxes owed by Ms. Sherman as a result of the vesting of these shares.
(e) The executive management team volunteered to forgo any salary increase or bonuses for 2003 in conjunction with developing the Company's 2003 budget. Accordingly, the absence of 2003 bonuses should not be construed as reflecting a negative assessment of executive management's performance in 2003.
(f)   Mr. McQueen resigned from the Company as of January 2006.
(g)   Mr. Rietheimer resigned from the Company as of July 2005.
(h)   Ms. Simmons' employment commenced in September 2004.
(i)   Includes signing bonus in the amount of $30,000.

                    Option/SAR Grants in Last Fiscal Year

      The following table provides information on option grants in 2005 to the Named Executive Officers. The Company has not issued stock appreciation rights.


                         Number of      % of Total
                        Securities     Options/SARs    Exercise
                        Underlying      Granted to     or Base
                       Options/SARs    Employees in     Price     Expiration    Grant Date
Name                    Granted(#)     Fiscal Year      ($/Sh)       Date       Value($)(a)
----                   ------------    ------------    --------   ----------    -----------

Merrill W. Sherman       13,200(b)        19.4%         37.98     04/08/2015      149,556

Donald C. McQueen         5,200(b)         7.6%         37.98     04/08/2015       58,916

Albert R. Rietheimer      4,000(b)         5.9%         37.98     04/08/2015       45,320

James V. DeRentis         4,200(b)         6.2%         37.98     04/08/2015       47,586

Linda H. Simmons          4,800(b)         7.1%         37.98     04/08/2015       54,384
                          8,000(b)        11.8%         36.64     07/19/2015       84,320

-------------------
(a) Amounts represent the fair value of each option granted and were estimated as of the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 25%; expected life of 7 years; average risk-free interest rate of 3.90%; and average Common Stock dividend rate of 1.70%.
(b) These options are incentive stock options which were exercisable in four equal annual installments when granted, but became exercisable immediately in full as of December 30, 2005.

             Aggregated Option/SAR Exercises in Last Fiscal Year
                       and Year-End Option/SAR Values

      The following table sets forth certain information regarding stock options exercised during 2005 and currently outstanding options held by the Named Executive Officer as of December 31, 2005:


                                                           Number of Securities                Value of
                                                          Underlying Unexercised             Unexercised
                                                          Options/SARs at Fiscal             In-the-Money
                      Shares Acquired      Value             Year End 2005                Option/SARs($)(b)
Name                   on Exercise(#)   Realized($)   Exercisable/Unexercisable (a)   Exercisable/Unexercisable
----                  ---------------   -----------   -----------------------------   -------------------------

Merrill W. Sherman              0                0              213,750/0                    3,524,035/0
Donald C. McQueen           9,800          202,560               27,375/0                      137,904/0
Albert R. Rietheimer       54,700        1,174,407                    0/0                            0/0
James V. DeRentis           1,000           27,990               39,200/0                      480,958/0
Linda H. Simmons                0                0               22,800/0                            0/0

-------------------
(a) As of December 30, 2005 all outstanding options of Bancorp vested immediately as part of an accelerated vesting undertaken upon adopting Financial Accounting Standards Board Statement No. 123R, "Share Based Payment" (SFAS 123R). Under SFAS 123-R, the Company would be required to record compensation expense for the fair value of unvested stock options over the remaining service period. At the time of the vesting acceleration, approximately 79% of the expenses anticipated to be recorded over the next three years related to stock options that had no intrinsic value, as the stock options were "out-of-the-money". Additionally, 73% of the unvested options with a positive intrinsic value, or "in-the-money", were scheduled to fully vest within four months after December 31, 2005. As a result of this accelerated vesting, the Company estimates that it will not be required to recognize anticipated non-cash compensation expense relating to stock options of approximately $370,000 in 2006, $260,000 in 2007 and $70,000 in 2008.
(b) Based on the December 30, 2005 closing sale price of the Common Stock of $33.29 less the exercise price of the options.

      Employment Agreements. The Company entered into employment agreements with Ms. Sherman and Mr. DeRentis in December 2000 and with Ms. Simmons in September 2004. The agreement with Mr. DeRentis was subsequently amended on February 24, 2006 to reflect his promotion to Chief Business Officer of the Bank. The agreements provide that during the term of the contract, their base salary will not be reduced and they will remain eligible for participation in the Company's executive compensation and benefit programs.

      Ms. Sherman's agreement provides for a three-year term, which automatically renews for successive three-year terms on each successive one-year anniversary unless either party has given the other party written notice of election not to extend the term at least 90 days prior to any anniversary date. In the event Ms. Sherman's employment is terminated by the Company without cause or Ms. Sherman terminates her employment for "Good Reason," the Company must pay her a lump sum severance payment equal to 2.99 times the sum of (i) her annual base salary as in effect at the time of termination and (ii) an amount equal to the average executive cash bonus earned by Ms. Sherman in the two full fiscal years immediately preceding the year in which termination occurs, and continue to pay for all medical and life insurance coverage for 36 months. Ms. Sherman is also allowed continued use of the automobile provided to her in her agreement (with an option to purchase). In addition, any options which are exercisable on the date of termination shall not terminate until the earlier of their expiration or three years after the date of termination. "Good Reason" is defined in Ms. Sherman's agreement as (i) a significant reduction in the nature or scope of her duties, responsibilities, authority and powers; (ii) any requirement that she perform her duties at a location more than 50 miles from where she currently performs her duties; or (iii) failure of the Company either to renew the agreement or enter into a new agreement on terms not less favorable than those existing immediately prior to such nonrenewal (other than a reduction of fringe benefits required by law or applicable to all employees generally).

      In the event of a "Terminating Event" within one year of a "Change in Control," Ms. Sherman is entitled to receive as severance an amount equal to 2.99 times the sum of (i) her annual base salary in effect at the time of the Change in Control plus (ii) the amount of the largest annual bonus paid to Ms. Sherman in the three years preceding the Change in Control, payable in a lump sum. In addition, Ms. Sherman is entitled to receive continuing medical and life insurance benefits and use of the automobile provided to her in the agreement (with an option to purchase), for three years. All options vest upon a Change in Control and remain exercisable for such three-year period. A "Terminating Event" for this purpose means either
(a) termination of employment for any reason other than for cause or (b) resignation, death or disability following (i) a Takeover Transaction or
(ii) a Change in Control resulting from a new Board supermajority, in either case, prior to the first anniversary of the Takeover Transaction or Change in Control.

      The agreements with Mr. DeRentis and Ms. Simmons provide for a two-year term, which automatically renews for successive two-year terms on each successive one year anniversary unless either party has given the other party written notice of election not to renew at least 90 days prior to any anniversary date. According to the agreement with Mr. DeRentis, if the Company terminates the employment relationship without cause or the executive terminates his employment for "Good Reason", the executive would be entitled to continuance of his base salary and all medical and life insurance coverage for 18 months following the date of termination. Under the terms of the agreement with Ms. Simmons, the term of such continuance of base salary and medical and life insurance coverage is nine months following the date of termination. Mr. DeRentis forfeits his severance payments in the event that within one year of the date of termination he accepts certain types of positions as specified in his agreement. In the event Ms. Simmons commences other full-time employment within her severance period, her severance will be reduced by the amount of compensation she receives from such employment, and she will forfeit all medical and life insurance coverage. "Good Reason" is defined in the agreements of Mr. DeRentis and Ms. Sherman as the Company's failure to renew the agreement on any anniversary date or enter into a new employment agreement on substantially similar terms.

      The agreements with Mr. DeRentis and Ms. Simmons provide that in the event of a "Terminating Event" within one year of a Change in Control, the executive is entitled to receive a severance benefit equal to two times the sum of (i) the executive's annual base salary in effect at the time of the Change in Control, and (ii) an amount equal to the largest executive cash bonus earned by the executive in the two years preceding the Change in Control, payable in a lump sum. In addition, each executive shall continue to receive medical and life insurance coverage for the 24 months commencing on the date of the Terminating Event. A "Terminating Event" means for this purpose either (a) termination of employment for any reason other than death, disability or for cause or (b) resignation following (i) a significant reduction in the nature or scope of the executive's duties, responsibilities, authority and powers from those exercised prior to the Change in Control, (ii) a greater than 10% reduction in the executive's annual base salary or fringe benefits (other than across-the-board salary reductions or changes in fringe benefit plans),
(iii) a requirement that the executive perform duties at a location more than 50 miles from the location where such duties were performed prior to the Change in Control, or (iv) failure of any successor of the Company to continue the executive's employment on substantially similar employment terms.

      If payments under the employment agreements following a Change in Control are subject to the "golden parachute" excise tax, the Company will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as if such excise tax had not applied.

      For purposes of all of the agreements, a "Change in Control" will be deemed to have occurred if: (1) the Company effectuates a Takeover Transaction; or (2) the Company commences substantive negotiations with a third party with respect to a Takeover Transaction, if within 12 months of the commencement of such negotiations, the Company enters into a definitive agreement with respect to a Takeover Transaction with any party with which negotiations were originally commenced; or (3) any election of directors of the Company (whether by the directors then in office or by the shareholders at a meeting or by written consent) where a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election; or (4) the Company effectuates a complete liquidation of Bancorp or the Bank.

      A "Takeover Transaction" for this purpose means a (i) reorganization, merger, acquisition or consolidation of Bancorp or the Bank with, or an acquisition of Bancorp or the Bank or all or substantially all of Bancorp's or the Bank's assets by, any other bank or corporation, in which the individuals and entities who were the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) immediately prior to such reorganization, merger, acquisition or consolidation, do not, following such reorganization, merger, acquisition or consolidation, beneficially own more than 50% of the voting power of the corporation resulting from the reorganization, merger, acquisition or consolidation, (ii) the issuance of additional shares of Bancorp or the Bank if the individuals or entities who were the beneficial owners of the outstanding voting securities of Bancorp or the Bank immediately prior to such issuance do not, following such issuance, beneficially own securities representing more than 50% of the voting power of Bancorp or the Bank or (iii) when any person or entity or group of persons or entities (other than Bancorp or any trustee or other fiduciary holding securities under an employee benefit plan of Bancorp) either related or acting in concert becomes the beneficial owner of securities of the Company representing more than 30% of the voting power of all outstanding shares of voting securities of Bancorp, other than a person who was already a 30% beneficial owner as of the date on which the executive's employment with the Company commenced.

      401(k) Retirement Plan. The Company maintains a 401(k) Plan which qualifies as a tax-exempt plan and trust under sections 401 and 501 of the Internal Revenue Code of 1986, as amended. Generally, Company employees who are at least 21 years of age and have completed at least one year of service with the Company, are eligible to participate in the 401(k) Plan. Under the 401(k) Plan the Company will make matching contributions of up to 4% of an employee's compensation, subject to qualified plan limitations. These contributions are vested monthly.

      Nonqualified Deferred Compensation Plan. The Company maintains a nonqualified deferred compensation plan under which certain participants may contribute the amounts they are precluded from contributing to the Company's 401(k) Plan because of the qualified plan limitations, and additional compensation deferrals which may be advantageous for personal income tax or other planning reasons. In addition, under the deferred compensation plan participants receive an amount of employer matching contributions that they have lost under the Company's 401(k) Plan as a result of the nondiscrimination rules applicable to qualified plans. All amounts contributed by the participant and by the Company under the plan are immediately vested. Any excess contributions which cannot be contributed under the 401(k) Plan and which would otherwise be returned to the participant at the end of the year, plus the amount of any supplemental deferrals the participant may choose to make, and any matching contributions provided for under the plan are credited to a deferred compensation account (a bookkeeping account) which is credited with interest at a rate equal to the greater of the Baa1 30-year corporate bond index, or the Company's projected rate of return on average earning assets as reflected in its budget for such year.

      Participants are entitled to receive a distribution of their account upon retirement, death, disability or termination of employment except that any amounts attributable to employer contributions under the nonqualified plan are subject to forfeiture if the participant is terminated for fraud, dishonesty or willful violation of any law that is committed in connection with the participant's employment. A participant is eligible to withdraw amounts credited to the deferred compensation account in the event of unforeseeable financial hardship.

      The amount deferred under the plan is not includible in the income of the participant until paid and, correspondingly, the Company is not entitled to a deduction for any liabilities established under the plan until the amount credited to the participant's deferred compensation account is paid to him or her.

      The amount credited to the deferred compensation account is not funded or otherwise set aside or secure from the creditors of the Company and the participant is subject to the risk that deferred compensation may not be paid in the event of the Company's insolvency or the Company is otherwise unable to satisfy the obligation. The plan permits (but does not require) the Company to establish a grantor trust for the purpose of funding the plan. If such a trust were created, the corpus of the trust would, under current federal income tax regulations, have to be available to creditors of the Company in the event of insolvency or bankruptcy in order to prevent adverse income tax consequences to the participant.

      Supplemental Executive Retirement Plans. The Company has adopted two Supplemental Executive Retirement Plans (each a "SERP") for certain of its senior executives under which participants designated by the Board are entitled to an annual retirement benefit. Currently, Ms. Sherman and Mr. DeRentis (collectively, the "2000 SERP Participants") are the only employees who are entitled to participate in the 2000 SERP (although two former executives are entitled to receive benefits under the 2000 SERP). The annual retirement benefit under the 2000 SERP is $250,000 for Ms. Sherman, and $35,000 for Mr. DeRentis and is payable upon the later of the executive attaining age 65 or the executive's retirement. Under the 2002 SERP, the 2000 SERP Participants and Ms. Simmons are entitled to a supplemental retirement benefit equal to 70% of compensation, reduced by the employer contribution under the 401(k) plan and any social security offset and, in the case of Ms. Sherman and Mr. DeRentis, the amount of their respective annual benefit under the 2000 SERP. Under the SERPs, the Company will also provide a pre-retirement death benefit equal to the projected age 65 accrual balance and a post-retirement death benefit for the participant equal to the accrual balance at the date of the SERP participant's death, provided that Ms. Sherman's additional pre-retirement death benefit under the 2002 SERP is limited to her accrual balance at date of death under the 2002 SERP. The pre-retirement and post-retirement death benefits (other than Ms. Sherman's additional death benefit under the 2002
SERP) are funded through life insurance policies on the lives of the SERP participants purchased and owned by the Bank, which contain a split dollar endorsement in favor of the SERP participants.

      The benefit for each of the 2000 SERP Participants is fully vested. The benefits under the 2002 SERP vested beginning on November 1, 2005 in the case of Ms. Sherman, and will commence to vest on November 1, 2008 for Mr. DeRentis and November 1, 2009 for Ms. Simmons. Benefits under the 2002 SERP vest in 20% increments such that the accrual balance would be fully vested on the fourth anniversary of the first vesting date. Thus, if an executive left at end of the vesting period, he or she would be 100% vested in their 2002 SERP accrual balance (i.e., the amount the Company has accrued to reflect the liability), but not the full benefit, resulting in a reduced retirement benefit in the event of early retirement. The executive is required to remain employed at the Company until age 65 to get the full 2002 SERP benefit. The full benefit will vest immediately upon death. In addition, in the event of a Change of Control, Ms. Sherman and Mr. DeRentis are entitled to receive their respective benefits under the 2000 SERP and become fully vested in the greater of (i) the retirement benefit calculated in accordance with the 70% formula described above or (ii) a specific annual Change of Control Benefit Amount, which is intended to approximate the formula amount under the 2002 SERP. The current Change of Control Benefit Amount under the 2002 SERP is $131,034 for Ms. Sherman, $190,850 for Mr. DeRentis and $212,441 for Ms. Simmons.

      The SERPs are unfunded but provide that upon a Change in Control, the Company must deposit funds in a trust equal to the present value of all accrued benefits provided under both SERPs and thereafter make annual additional deposits to reflect any increases in the accrued benefits. All benefits are forfeited in the event that the participant's employment is terminated on account of a criminal act of fraud, misappropriation, embezzlement or a felony that involves property of the Company.

Compensation Committee Interlocks and Insider Participation

      None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company's Compensation Committee. In addition, none of the Company's executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Company's Board of Directors.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board (the "Compensation Committee") is composed entirely of independent directors as defined under applicable requirements of the Nasdaq listing standards, non-employees within the meaning of Rule 16b-3 of the Exchange Act and outside directors within the meaning of Section 162(m) of the Internal Revenue Code. From time to time, Ms. Sherman meets with the Compensation Committee to review the compensation program and make recommendations for executives reporting to her. Ms. Sherman does not participate during deliberations regarding her compensation. The Compensation Committee is charged with the broad responsibility of seeing that officers and key management personnel are effectively compensated in a manner which is internally equitable and externally competitive. From time to time, the Compensation Committee utilizes various consultants to assist it in its review and evaluation of the Company's compensation program for executives and other senior management.

      Executive Compensation Philosophy. The Company's executive compensation philosophy seeks to link executive compensation with the value, objectives, business strategy, management initiatives and financial performance of the Company. The overall objectives of the program are to attract and retain highly qualified individuals in key executive positions, to motivate executives to achieve goals inherent in the Company's business strategy, and to link executives' and Shareholders' interests. The Company also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable corporations and to remain competitive with larger financial institutions in its marketplace with which the Company competes for executive talent.

      In 2004, the Compensation Committee directly engaged an outside consulting firm to prepare an executive compensation study. The study provided comparative information on various components of compensation and total compensation against a representative peer group of financial institutions. In the course of its review of executive compensation, the Compensation Committee sought the advice and input of both its outside compensation consultant and Company management. This compensation review confirmed that our compensation program elements individually and in the aggregate support and reflect our compensation philosophy and strategic objectives, both on a cash and long-term incentive basis.

      Base Salary. Base salaries for executive officers are substantially dependent upon the base salaries paid for comparable positions at similar corporations, the responsibilities of the position held, and the experience level of the particular executive officer. The Compensation Committee sets the base salary for executives by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. As part of the overall review of the Company's executive compensation program undertaken in 2004, salaries of certain of the Company's executives were increased, effective September 2004, to reflect promotions and increased responsibilities. The Compensation Committee generally sought, through these increases, to place such salaries at the median of the survey group. In 2005, the base salaries of Ms. Simmons and Mr. DeRentis were also increased in connection with their promotions to Chief Financial Officer and Chief Business Officer, respectively.

      Cash Bonus Policy. In keeping with the Company's philosophy to pay for performance, cash bonuses tied to performance measures represent a substantial portion of an executive's total compensation opportunity. Under the cash bonus policy, executive officers of the Company are eligible to receive bonuses of up to 50% (60% in the case of the Chief Executive Officer) of their base salaries. All bonuses for executive officers are determined at the discretion of the Compensation Committee, which annually establishes specific financial goals and performance criteria for the executive management team. In 2005, the bonus awards were keyed to achieving or exceeding budgeted net income. The Compensation Committee generally seeks to award bonuses for superior performance that bring total cash compensation to the 75th percentile of the survey group. Based upon the 2004 executive compensation study commissioned by the Compensation Committee, total cash compensation for the Named Executive Officers falls within that targeted level.

      Stock Options. Total compensation at the senior executive level also includes long-term incentives afforded by stock options granted under the 2002 Equity Incentive Plan. The objectives of the equity incentive programs are to align executive and Shareholder long-term interests by creating a strong and direct link between executive pay and total Shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in Bancorp's Common Stock. Annual grants of stock options reflect the executive's position with the Company and his or her contributions to the Company and are awarded at a level such that the aggregate exercise price the options equals 85% to 115% of the executive's annual salary, which the Company believes to be competitive with other comparable companies. Options are granted at fair market value and have three to four year vesting schedules to encourage key employees to continue in the employ of the Company; provided, however, that as of December 30, 2005 all outstanding options under the 2002 Equity Incentive Plan vested immediately as part of an accelerated vesting undertaken by Bancorp upon adopting Financial Accounting Standards Board Statement No. 123R, "Share Based Payment" (SFAS 123R). Under SFAS 123-R, the Company would be required to record compensation expense for the fair value of unvested stock options over the remaining service period. At the time of the vesting acceleration, approximately 79% of the expenses anticipated to be recorded over the next three years related to stock options that had no intrinsic value, as the stock options were "out-of-the-money". Additionally, 73% of the unvested options with a positive intrinsic value, or "in-the-money", were scheduled to fully vest within four months after December 31, 2005. As a result of this accelerated vesting, the Company estimates that it will not be required to recognize anticipated non-cash compensation expense relating to stock options of approximately $370,000 in 2006, $260,000 in 2007 and $70,000 in 2008. The Compensation Committee is evaluating whether to provide a portion of this long-term equity award through restricted stock in lieu of options.

      Compensation of Chief Executive Officer. The Company's employment agreements with Ms. Sherman and the other Named Executive Officers provide for annual base salary adjustments and entitle the executive to a cash bonus under the Company's cash bonus policy described above. In January 2004, the Compensation Committee increased Ms. Sherman's base salary from $386,100 to $410,000, effective January 1, 2004, which represented a 6.2% increase. (The Summary Compensation Table reflects a slightly higher number for 2004 due to an extra pay period falling within the year.) In establishing her 2004 base salary the Committee took into account that the executive management team, including Ms. Sherman, had voluntarily foregone a raise in 2003. In May 2005, Ms. Sherman's base salary was increased to $426,000, representing a 3.90% increase, consistent with Company-wide salary adjustments. In February 2006, the Compensation Committee awarded Ms. Sherman a cash bonus of $220,000, representing 86% of Ms. Sherman's maximum bonus opportunity under the executive cash bonus policy. Ms. Sherman also received options to acquire 13,200 shares of Common Stock in 2005. In addition, on January 1, 2005, 50% of the 7,700 shares of restricted stock granted to Ms. Sherman under a Restricted Stock Agreement entered into with the Company in 2001 vested. The value of such shares equals $152,537 based upon the current share price of the Company's shares on the vesting date. In connection with this vesting, the Company made a "gross-up" payment in the amount of $107,921 for income taxes owed by Ms. Sherman as a result of the vesting of these shares. The remaining 3,850 shares of restricted stock under Ms. Sherman's Restricted Stock Agreement vested on January 1, 2006. The value of the shares on January 1, 2006 and any "gross-up" payment to Ms. Sherman in connection with the vesting of such shares will be reflected in the Company's 2007 proxy statement. The Compensation Committee has reviewed all components of Ms. Sherman's compensation, including salary, bonus and equity compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to her and cost to the Company of all perquisites and other personal benefits and the projected payout obligations under the SERP. Based on this review, the Compensation Committee has determined Ms. Sherman's total compensation in the aggregate to be reasonable and not excessive.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's chief executive officer and the four other most highly compensated executive officers at year end. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee's policy is to preserve corporate tax deductions by qualifying compensation paid over $1 million to Named Executive Officers as performance-based compensation. Nevertheless, maintaining tax deductibility is but one consideration among many (and is not the most important consideration) in the design of the compensation program for senior executives. The Committee may, from time to time, conclude that compensation arrangements are in the best interest of the Company and its shareholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

      Conclusion. The Committee believes that the compensation program for executives is competitive and that the program effectively ties executive compensation to the Company's performance and Bancorp's resultant stock price performance.

                           Compensation Committee

                          John R. Berger - Chairman
                  Anthony F. Andrade    Meredith A. Curren
                  Edward J. Mack II     Pablo Rodriguez, M.D.

      Notwithstanding anything to the contrary set forth in any of Bancorp's previous filings under the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report on Executive Compensation and the following Performance Graph shall not be deemed incorporated by reference into any such filing.

                              PERFORMANCE GRAPH

      The following graph shows changes in the value of $100 invested on December 31, 2000 through December 31, 2005, in Bancorp's Common Stock, the Russell 3000(r) Index, and the SNL Financial L.C. New England Bank Index. The investment values are based on share price appreciation plus dividends paid in cash, assuming that dividends were reinvested on the date on which they were paid.

                                   [GRAPH]


                                                          Period Ending
                              --------------------------------------------------------------------
Index                         12/31/00    12/31/01    12/31/02    12/31/03    12/31/04    12/31/05
--------------------------------------------------------------------------------------------------

Bancorp Rhode Island, Inc.     100.00      141.20      190.24      280.35      343.09      293.97
Russell 3000                   100.00       88.54       69.47       91.04      101.92      108.70
SNL New England Bank Index     100.00       95.31       71.89      118.62      125.46      126.54

      The Board of Directors and its Compensation Committee recognize that the market price of stock is influenced by many factors, only one of which is issuer performance. Bancorp's stock price may also be influenced by market perception, Bancorp in particular and the financial services industry in general, economic conditions, fluctuating interest rates, and government regulation and supervision. The stock price performance shown in the graph is not necessarily indicative of future price performance.

                        TRANSACTIONS WITH MANAGEMENT

      The Company has extended loans to certain of its officers, directors, and principal shareholders, including their immediate families and affiliated companies ("related parties"). Loans outstanding to related parties aggregated $5.6 million at December 31, 2005. Loans to related parties are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time of origination for comparable transactions with other persons, and do not represent more than a normal risk of collectibility or other unfavorable features.

      The law firm of Hinckley, Allen & Snyder LLP, of which Margaret D. Farrell (a director and Secretary of the Company) is a partner, provides legal services to the Company. In addition, the spouse of director Edward
J. Mack II is also a partner in Hinckley, Allen & Snyder LLP.

                           AUDIT COMMITTEE REPORT

      Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

      The Audit Committee's responsibilities focus on two primary areas:
(1) the adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial statements; and (2) the independence and performance of the Company's internal auditors and independent auditors. The Audit Committee meets at least quarterly to, as appropriate, review, evaluate, and discuss with the Company's management and internal and external auditors the scope of their audit plans, the results of their work, the Company's financial statements (including quarterly earnings releases), quarterly reports issued by the Company's internal auditor, the adequacy and effectiveness of the Company's internal controls and changes in accounting principles. The Audit Committee regularly meets privately with both the internal and external auditors, each of whom has unrestricted access to the Audit Committee.

      In connection with these responsibilities, the Audit Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2005 with management and the Company's independent accountants, KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61. The Audit Committee received from KPMG LLP written disclosures regarding the firm's independence as required by Independence Standards Board Standard No. 1, wherein KPMG LLP confirms their independence within the meaning of the SEC and Independence Standards Board Rules and disclosed the fees charged for professional services in the fiscal year ended December 31, 2005. The Audit Committee discussed this information with KPMG LLP and also considered the compatibility of non-audit services provided by KPMG LLP with maintaining its independence. The Audit Committee also reviewed KPMG LLP's proposal to act as the Company's external auditor for the year ending December 31, 2006.

      Based on the review of the audited financial statements and these various discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K, to be filed with the SEC.

                               Audit Committee

                         Karl F. Ericson - Chairman
      Ernest J. Chornyei, Jr.    Meredith A. Curren    Cheryl W. Snead

                               PROPOSAL NO. 2
    APPROVAL OF AMENDMENT OF THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      Under the Director Plan, Bancorp may grant options for up to 65,000 shares of Common Stock to all non-employee directors. As of December 31, 2005, options to acquire an aggregate of 63,500 shares had been granted under the Director Plan. Because there are insufficient shares remaining in the Director Plan to permit future awards, the Board of Directors, on February 21, 2006 voted in favor of amending the Director Plan to increase the maximum number of shares for which options may be granted from 65,000 shares of Common Stock to 90,000 shares of Common Stock, subject to approval by the Shareholders.

      The Board of Directors recommends a vote "FOR" approval of the amendment of the Director Plan.

      Purpose. The purpose of the Director Plan is to attract and retain persons of exceptional ability to serve as directors and to solidify the common interests of the Shareholders and the directors in enhancing the value of Bancorp's Common Stock.

      Award to Directors. Pursuant to the Director Plan, each non-employee director elected at the 1998 annual meeting of shareholders received an option to purchase 1,500 shares of Common Stock, and each new non-employee director elected thereafter receives an option to purchase 1,000 shares of Common Stock, as of the date of election to the Board. In addition, annual grants of options are made as of the date of each annual meeting of shareholders to each non-employee director (other than a director who is first elected at or within six months of the meeting) to purchase 500 shares of Common Stock. All options have a ten-year term and an exercise price equal to the fair market value on the date of grant. Options may be exercised with cash, Common Stock, or both. Options vest six months after the grant date, unless automatically accelerated in the event of death, disability or a change in control. The closing price of Bancorp's Common Stock on March 31, 2006 was $34.91.

      Tax Consequences. There will be no federal income tax consequences to either the non-employee director or Bancorp on the grant of the options described above. On the exercise of such options, the director has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option price of the Common Stock. Bancorp will be entitled to a federal income tax deduction in an amount equal to such excess. Upon a subsequent sale or taxable exchange of Common Stock acquired upon exercise of an option, a director will recognize long-term or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

      In the event Common Stock is used to pay the option price for an option, gain or loss is not normally recognized in connection with such exchange. To the extent that the number of shares of Common Stock received on exercise does not exceed the number of shares surrendered, the director's basis in these shares is equal to the basis of the stock surrendered, and the director's holding period therefor is the same holding period as for the Common Stock surrendered.

      To the extent the director receives an amount of shares in excess of the number of shares surrendered, the director's basis in such additional shares is zero (plus any cash paid in connection with the exercise) and the holding period for such additional shares will begin from the date of such exchange.

      Amendment and Termination. No option grant will be made after May 20, 2008. The Board at any time will be permitted to amend, suspend or terminate the Director Plan, but no such amendment shall permit directors who are employees of the Company to participate in the Director Plan and no such amendment shall affect the rights of any participating director to previously granted options without his or her consent.

      New Plan Benefits. The following table illustrates the aggregate benefits which will be received by non-employee directors under the Director Plan in 2006. Annual awards under the Director Plan will be equal to options to purchase 500 shares of Common Stock for each non-employee director.


                                                    Dollar          Number of
                                                   Value ($)         Options
                                                   ---------        ---------

Each nominee for election as a director        Fair market value        500
                                               on date of grant

All current directors who are not executive    Fair market value      7,000
 officers as a group  on date of grant

      Securities Authorized For Issuance Under Equity Compensation Plans. The following table sets forth information about the Company's equity compensation plans as of December 31, 2005:


                                       Number of Securities
                                      Number of Securities to       Weighted-Average      Remaining Available for
                                      be Issued Upon Exercise      Exercise Price of       Future Issuance Under
                                      of Outstanding Options,     Outstanding Options,      Equity Compensation
Plan category                           Warrants and Rights       Warrants and Rights              Plans
-------------                         -----------------------     --------------------    -----------------------

Equity Compensation Plans Approved
 by Security Holders                         478,480(1)                  $21.42                  121,163(2)
Equity Compensation Plans Not
 Approved by Security Holders                      0                        N/A                        0
                                             -------                     ------                  -------
Total                                        478,480                     $21.42                  121,163
                                             =======                     ======                  =======

-------------------
<F1>  Includes 428,980 shares issuable upon exercise of outstanding awards granted under the Bancorp 2002 Equity Incentive Plan and predecessor plan (Amended and Restated Bancorp Rhode Island, Inc. 1996 Incentive and Nonqualified Stock Option Plan) and 49,500 shares issuable upon exercise of outstanding awards granted under the Director Plan.
<F2>  Includes 119,663 shares reserved for awards under the Bancorp 2002
      Equity Incentive Plan and predecessor plan and 1,500 shares reserved for awards under the Director Plan. The Bancorp 2002 Equity Incentive Plan provides for automatic incremental increases each year in the number of shares authorized for issuance under such plan on the date of the annual shareholders meeting equal to the least of (i) 2% of total issued and outstanding common stock on the date of the shareholders meeting, (ii) 75,000 shares and (iii) such lesser number as determined by the Board of Directors of the Company.

                               PROPOSAL NO. 3
             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company's independent auditors. The Audit Committee has appointed KPMG LLP as the Company's independent auditors for the 2006 fiscal year. Although action by shareholders in this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification in light of the critical role played by the independent auditors in maintaining the integrity of Company financial controls and reporting and hereby requests Shareholders to ratify such appointment.

      The Board of Directors recommends a vote "FOR" the ratification of the appointment of KPMG LLP as independent auditors.

      KPMG LLP has served as independent auditor of the Company since the Bank's formation in 1996. Representatives of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from Shareholders.

Independent Accountant Fees and Services.

      Aggregate fees for professional services rendered for the Company by KPMG LLP as of or for the fiscal years ended December 31, 2005 and 2004 are set forth below. The aggregate fees included in the Audit category are billed for the fiscal years for the audit of the Company's annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.


                             2005          2004
                             ----          ----

Audit Fees                 $503,100      $361,500
Audit-Related Fees               $0            $0
Tax Fees                    $27,000       $23,000
All Other Fees                   $0       $22,000

      Audit Fees for the fiscal years ended December 31, 2005 and 2004 were for professional services rendered for the audits of the financial statements of the Company, quarterly review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, consents, compliance with Section 404 of the Sarbanes-Oxley Act and other assistance required to complete the year end audit of the consolidated financial statements. In addition, audit fees for fiscal year ended December 31, 2005 included fees related to the review of Bancorp's registration statements in connection with Bancorp's offering of 550,000 shares of its common stock in an underwritten public offering and the registration for resale of 51,532 shares issuable to DWW Leasing, formerly known as Macrolease International Corporation.

      Tax Fees as of the fiscal years ended December 31, 2005 and 2004 were for services rendered for tax returns and estimates, tax advice and tax planning.

      All Other Fees as of the fiscal year ended December 31, 2004 were for additional fees associated with the audit of the Company's financial statements for the fiscal year ended December 31, 2003.

      The Audit Committee has determined that the provision of the above services is compatible with maintaining KPMG LLP's independence.

      Policy on Audit Committee Pre-Approval. The Audit Committee pre-approves all audit and non-audit services provided by the independent accountants prior to the engagement of the independent accountants with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent accountants when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. None of the services described above were approved by the Audit Committee under the de minimus exception provided by Rule 2-01(C)(7)(i)(c) under Regulation S-X.

                        OTHER BUSINESS OF THE MEETING

      The Board of Directors is not aware of any matters to come before the Meeting other than those stated in the Proxy Statement. In the event that other matters properly come before the Meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

                         ANNUAL REPORT AND FORM 10-K

      The 2005 Annual Report of Bancorp was mailed to Shareholders with this Proxy Statement. Upon request, Bancorp will furnish without charge a copy of Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including financial statements, but without exhibits, a copy of which has been filed with the SEC. It may be obtained by writing to Investor Relations Department, Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903.

                       SHAREHOLDER PROPOSALS FOR 2007

      Bancorp's next annual meeting is scheduled to be held on May 16, 2007. A Shareholder who wants to have a qualified proposal considered for inclusion in the Proxy Statement for the Company's 2007 annual meeting of Shareholders must notify the Secretary of Bancorp not later than December 22, 2006. Shareholder proposals that are to be considered at the 2007 annual meeting but not requested to be included in the Proxy Statement must be submitted no later than March 17, 2007 and no earlier than December 23, 2006.

[X]   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                               REVOCABLE PROXY
                         BANCORP RHODE ISLAND, INC.

             Proxy Solicited on Behalf of the Board of Directors
                            for Annual Meeting of
                    Shareholders to be held May 17, 2006

      The undersigned hereby authorizes and appoints Malcolm G. Chace, Merrill W. Sherman, and Linda H. Simmons, and each of them, as proxies with full power of substitution in each, to vote all shares of Common Stock, par value $.01 per share, of Bancorp Rhode Island, Inc. (the "Company") held of record on March 31, 2006 by the undersigned at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time, on Wednesday, May 17, 2006, at the Hotel Providence, 311 Westminster Street, Providence, Rhode Island, and at any adjournments or postponements thereof, on all matters that may properly come before said meeting.

THE DIRECTORS RECOMMEND A VOTE FOR EACH PROPOSAL.

                                                       With-    For All
                                                For    hold     Except
PROPOSAL 1 - Election of five Class I           [ ]     [ ]       [ ]
Directors with terms expiring in 2009.

Class I Directors (Term to Expire 2009)
      Karen Adams
      Meredith A. Curren
      Bogdan Nowak
      Cheryl W. Snead
      John A.Yena

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

___________________________________________________________________________

                                                For    Against    Abstain
PROPOSAL 2 - To Consider and act upon a         [ ]      [ ]        [ ]
proposal to amend the Company's Amended
and Restated Non-Employee Director Stock
Plan to increase the number of shares of common stock reserved for issuance thereunder by 25,000 shares.

PROPOSAL 3 - Ratify the appointment of          [ ]      [ ]        [ ]
KPMG LLP as independent auditors for
the Company.

This proxy when properly executed will be voted (i) as directed above, or, in the absence of such direction, this proxy will be voted FOR the specified nominees in Proposal 1 and FOR Proposals 2 and 3 and (ii) in accordance with the judgment of the proxies upon other matters that may properly come before said meeting or any adjournments or postponements thereof.

                                        ---------------------------
  Please be sure to sign and date       |Date                      |
   this Proxy in the box below.         |                          |
-------------------------------------------------------------------
|                                                                  |
|                                                                  |
|                                                                  |
---Shareholder sign above----------Co-holder (if any) sign above---

---------------------------------------------------------------------------

 Detach above card, sign, date and mail in postage paid envelope provided.

                         BANCORP RHODE ISLAND, INC.

--------------------------------------------------------------------------
|           This Proxy must be signed exactly as the name of the          |
|                   Shareholder(s) appears on this card.                  |
|Executors, administrators, trustees, etc. should give full title as such.| |If the signatory is a corporation, please sign full corporate name by |
|duly authorized officer.                                                 |
| PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED | | ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. |
--------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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